Exhibit 5.1

To the board of directors of Corporación América Airports S.A. 4, rue de la Grève L-1643 Luxembourg Grand Duchy of Luxembourg

Allen & Overy

société en commandite simple, inscrite au barreau de Luxembourg

5 avenue J.F. Kennedy, L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel                            +352 4444 55 1

Fax                           +352 4444 55 557

frank.mausen@allenovery.com

Our ref A&O/0119412-0000007 EUO3: 2001460962.1

Luxembourg-City, September 4, 2020

LUXEMBOURG EXHIBIT 5.1. OPINION — CORPORACIÓN AMÉRICA AIRPORTS S.A.

Dear Sir or Madam,

We are acting as legal advisers in the Grand Duchy of Luxembourg to Corporación América Airports S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue de la Grève, L-1643 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B174140 (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the registration by the Company of up to 2% of the total outstanding shares of the Company, at all times during the validity of the Plan (as defined below), having a nominal value of USD 1 (one dollar of the United States of America) each (the Shares) to be issued from time to time by the Company pursuant to the consolidated version the Company’s articles of association (statuts) dated 22 May 2019 (the Articles) and in accordance with the management incentive plan named "CAAP Management Share Compensation Plan” (the Plan).

We have examined, and relied on, (i) the Registration Statement, (ii) the Articles, (iii) the Plan, (iv) the resolutions taken by the board of directors of the Company (the Board) on August 20, 2020 (the Resolutions) in relation to (a) the Plan, (b) the Shares, (c) the registration of the Shares, (d) and the powers granted by the Board to the Company’s compensation committee (the Compensation Committee) to issue partially or entirely the Shares from time to time and as necessary (the Delegation), as well as (v) such corporate records (including the shareholder’s register of the Company (the Register) that have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

In giving this legal opinion, we have assumed, and we have not verified independently that all factual matters and statements relied upon or assumed herein (including the information included in the Register) were, are and will be (as the case may be) true, complete, up-to-date and accurate.

Based upon, and subject to, the assumptions made above and subject to any matters not disclosed to us, we are of the opinion that, under the laws of the Grand Duchy of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

1.	Status

The Company is a public limited liability company (société anonyme) formed for an unlimited duration under the laws of the Grand Duchy of Luxembourg.

2.	Shares

The Shares, once duly subscribed and fully paid and issued under the authorised share capital of the Articles and in accordance with (i) the Plan and (ii) the necessary (a) Board resolutions or, as the case may be, (b) resolutions of the Compensation Committee (taken based on the Delegation) approving, to issue partially or entirely the Shares, will be validly issued, fully paid and non-assessable (as this term is used under New York law).

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Allen & Overy

Frank Mausen*

Partner

Avocat à la Cour

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.

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